Exhibit 99.1


FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555


                         EASTGROUP PROPERTIES ANNOUNCES
                      FOURTH QUARTER AND YEAR 2004 RESULTS

                           FOURTH QUARTER 2004 RESULTS

o    Paid 100th Consecutive Quarterly Dividend - $.48 Per Share
o    Net Income  Available  to Common  Stockholders  of $5.0 Million or $.23 Per
     Share
o    Funds from  Operations of $13.6  Million or $.64 Per Share,  an Increase of
     3.2%
o    Percentage Leased Increased to 94.4%, Occupancy Increased to 93.2%
o Same Property Net Operating Income Growth of 6.9% and Before Straight-Line Rent Adjustments 8.4%
o    $16 Million Invested in Acquisitions and Development Program

                                YEAR 2004 RESULTS

o Total Shareholder Return of 25% for 2004 and Average Annual Total Returns of 26% for 3 Years, 24% for 5 Years and 22% for 10 Years
o    Net Income  Available to Common  Stockholders  of $20.7 Million or $.98 Per
     Share
o    Funds from  Operations of $52.6 Million or $2.49 Per Share,  an Increase of
     5.5%
o Same Property Net Operating Income Growth of 3.5% and Before Straight-Line Rent Adjustments 3.6%
o Paid Annual Dividends of $1.92 Per Share - Twelfth Consecutive Year of Dividend Growth With Average Annual Increase of 5.6%
o    $48 Million  Invested in Acquisitions  and  Development  Program During the
     Year
o Development Projects of $29.7 Million Under Construction or In Lease-Up at Year End
o    Debt-to-Total Market Capitalization of 31.7% at Year End
o    Interest Coverage of 3.7x and Fixed Charge Coverage of 3.3x

JACKSON, MISSISSIPPI, February 15, 2005 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three months and year ended December 31, 2004.

FUNDS FROM OPERATIONS

For the quarter ended December 31, 2004, funds from operations (FFO) available to common stockholders was $.64 per share compared with $.62 for the same period of 2003, an increase of 3.2% per share.

For the year ended December 31, 2004, FFO was $2.49 per share compared with $2.36 per share for 2003, an increase of 5.5% per share. FFO per share for 2003 was reduced by $.09 per share due to the write-off of the original issuance costs of the Series A Preferred Stock, which was redeemed on July 7, 2003. In addition, there were no gains on securities in 2004 compared with $.02 per share in 2003.

Property net operating income (PNOI) from same properties increased 6.9% for the fourth quarter and 3.5% for the year. Before straight-line rent adjustments, the increase was 8.4% for the quarter and 3.6% for the year. Rental

                                     -MORE-
      P.O. Box 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441
rate increases on new and renewal leases averaged 1.0% for the quarter; the year-to-year results were essentially unchanged. Before straight-line rent adjustments, rental rate decreases on new and renewal leases averaged 3.6% for the quarter and 5.8% for the year.

FFO and PNOI are non-GAAP financial measures. For definitions of FFO and PNOI and reconciliations of FFO and PNOI to Net Income, the most directly comparable GAAP financial measure, please see "Reconciliations of Other Reporting Measures to Net Income," attached.

David H. Hoster II, President and CEO, stated, "We are especially pleased with our continuing growth in same property operating results. The fourth quarter was our sixth consecutive quarter of positive same property comparisons. We see this operating track record as a strong confirmation that our strategy is working.

"In addition, we are maintaining our track record of creating value for our shareholders over both the short- and long-term. Total shareholder returns for one, three, five and ten year periods all average above 20% per year."

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.23 for the three months ended December 31, 2004 compared with $.20 for the same period of 2003. Diluted EPS for 2004 was $.98 compared with $.70 for 2003. The current year included a $.07 per share gain on sale of real estate properties ($.01 in 2003). The year 2003 included a $.10 per share reduction of EPS due to the write-off of the original issuance costs on the Series A Preferred Stock redemption and a $.02 per share gain on securities.

DEVELOPMENT

The incremental growth of EastGroup's current development program and properties transferred during 2004 and 2003 to the portfolio increased PNOI by $550,000 in the fourth quarter of 2004 and $1,989,000 for the year. At December 31, 2004, EastGroup had seven development properties containing 467,000 square feet with a projected total cost of approximately $29.7 million either in lease-up or under construction. These properties were collectively 30% leased at December 31, 2004. Two of the properties in lease-up at December 31, 2004 transferred to the portfolio in January 2005. These properties are both 100% leased.

In December 2004, the Company purchased 7.05 acres of land for future development in Phoenix, Arizona for a price of $691,000. This site is projected to accommodate a 90,000 square foot warehouse distribution center with an estimated cost of approximately $4,500,000.

In January 2005, EastGroup purchased 32 acres adjacent to its Southridge development in Orlando for $1,900,000. It will increase the eventual build-out of Southridge by 275,000 square feet to a total of over one million square feet. In February, the Company acquired 65.8 acres in Tampa for $4,739,000. It represents all the remaining undeveloped industrial land in the Oak Creek Park in which EastGroup currently owns two buildings.

No properties transferred from development to the operating portfolio during the fourth quarter of 2004. Seven properties with total costs at transfer of $27,367,000 were added to the portfolio during the year.

FOURTH QUARTER 2004 ACQUISITIONS AND SALES

In November 2004, the Company acquired a 50% undivided tenant-in-common interest in Industry Distribution Center II, a 309,000 square foot warehouse distribution building in the City of Industry (Los Angeles), California for a price of $9,040,000. The building was constructed in 1998 and is 100% leased for ten years to a single tenant who owns the other 50% interest in the property. The acquisition is projected to generate an unleveraged cash yield of approximately 8.3%.

Mr. Hoster stated, "The purchase of Industry Distribution Center II enhances our cluster in the City of Industry to three buildings totaling 956,000 square feet and increases our ownership position in the Los Angeles market to 2.1 million square feet. The Los Angeles market is one of the healthiest industrial markets for EastGroup and the nation. We are pleased to increase our holdings there with such a high quality asset."

                                     -MORE-
       P.O. Box 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

This investment is accounted for under the equity method of accounting and had a carrying value of $9.256 million at December 31, 2004.

In connection with the closing of this property, EastGroup advanced a total of $7.55 million in two separate notes to its co-owner, one for $6.75 million and one for $800,000. The Company and its co-owner are currently in the process of obtaining permanent financing. Expected proceeds from the permanent financing will be used to repay the $6.75 million note. The principal amount of the $800,000 note will be repaid in three equal annual installments beginning in November of 2005. The interest rate on the $6.75 million is 6% and the interest rate on the $800,000 note is 9%. Interest is paid monthly on both notes.

In October 2004, the Company sold a parcel of land in Tampa, Florida for $422,000, generating a small gain.

2005 TRANSACTIONS

In January 2005, EastGroup acquired Arion Business Park in San Antonio, Texas for a purchase price of $40,000,000. As part of the acquisition price, EastGroup assumed the outstanding first mortgage balance of $20,500,000. This interest only, nonrecourse mortgage has a fixed rate of 5.99% and matures in December 2006.

Arion is a master-planned business park containing 524,000 square feet in 14 industrial buildings and 15.5 acres of land for the future development of approximately another 170,000 square feet. The buildings were constructed between 1988 and 2000 and are currently 91.2% leased to 25 tenants. The acquisition is projected to generate an unleveraged cash return of 8.3% at stabilized occupancy of 95%.

Arion is well located one block north of San Antonio International Airport with easy access to both US Highway 281 and Interstate Loop 410. This acquisition increases EastGroup's ownership to 777,000 square feet in San Antonio, a market in which the Company entered in August 2004.

Mr. Hoster stated, "Arion Business Park is an excellent strategic fit--highly functional and flexible distribution buildings clustered near major transportation features in an in-fill location. It offers a good mix of different size spaces in modern buildings in a quality park environment."

STRONG FINANCIAL POSITION

EastGroup's balance sheet continues to be strong and flexible with debt-to-total market capitalization of 31.7% at December 31, 2004. For the year, the Company had an interest coverage ratio of 3.7x and a fixed charge coverage ratio of 3.3x. Total debt at December 31, 2004 was $390.1 million with floating rate bank debt comprising $86.4 million of that total.

In December 2004, EastGroup renewed its three-year, $175 million unsecured revolving credit facility with a group of nine banks which was arranged by PNC Capital Markets, Inc. The interest rate on the facility is based on the LIBOR index and varies according to debt-to-total asset value ratios, with an annual facility fee of 20 basis points.

EastGroup's current interest rate is LIBOR plus .95%. The line of credit, which matures in January 2008, can be expanded by $100 million and has a one-year extension at EastGroup's option.

Mr. Hoster commented, "We are pleased with the quality and depth of the bank group and by the level of loan commitments, which resulted in the facility being significantly oversubscribed. We improved the facility's interest spread by 10 basis points as well as many other terms from our previous credit line."

DIVIDENDS

EastGroup paid dividends of $.48 per share of common stock in the fourth quarter of 2004, which was 75% of FFO per share for the quarter. This dividend was the 100th consecutive quarterly distribution to EastGroup's common stockholders and represents an annualized dividend rate of $1.92 per share, which yields 5.0% on the closing stock price of $38.43 on February 14, 2005.

                                     -MORE-
      P.O. Box 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

Mr. Hoster stated, "A major goal of EastGroup is to provide a consistent, increasing dividend as part of the total return to our shareholders. In addition to the 100 consecutive quarterly dividends, EastGroup has paid dividends in 34 of the 35 years of its existence, and we have increased the dividend in the last 12 years with an annual average increase of 5.6%. EastGroup is one of only 14 real estate investment trusts that have increased dividends annually for at least 10 consecutive years. In paying its 100th consecutive quarterly dividend, EastGroup also joins a select group of less than 6% of the existing public REITs that have attained that milestone."

EastGroup also paid quarterly dividends of $.4969 per share on its Series D Preferred Stock on January 15, 2005 to stockholders of record as of December 30, 2004.

OUTLOOK FOR 2005

FFO per share for 2005 is estimated to be in the range of $2.59 to $2.71, an increase from the Company's previously reported guidance. Earnings per share for 2005 should be in the range of $.86 to $.98. The table below reconciles projected net income to projected FFO.

                                                                             Low Range                 High Range
                                                                       Q1 2005       Y/E 2005     Q1 2005      Y/E 2005
                                                                    -----------------------------------------------------
     Net income                                                       $  4,933         20,761       5,353        23,287
     Dividends on preferred shares                                        (656)        (2,624)       (656)       (2,624)
                                                                    -----------------------------------------------------
     Net income available to common stockholders                         4,277         18,137       4,697        20,663
     Depreciation and amortization                                       9,125         37,081       9,125        37,081
     Share of joint venture depreciation and amortization                  (36)          (140)        (36)         (140)
     Gain on sale of depreciable real estate                              (340)          (340)       (340)         (340)
                                                                    -----------------------------------------------------
     Funds from operations available to common stockholders           $ 13,026         54,738      13,446        57,264
                                                                    =====================================================

     Diluted shares                                                     21,158         21,166      21,158        21,166

     Per share data (diluted):
     Net income available to common stockholders                      $   0.20           0.86        0.22          0.98
     Funds from operations available to common stockholders           $   0.62           2.59        0.64          2.71

The following assumptions were used for 2005:
     o    Average occupancy of 90% to 92%.
     o    Same Store PNOI increase of 1.2% to 4.4%.
     o    Existing development contributing $.14 per share in PNOI.
     o    Acquisitions, net of dispositions, of $25-30 million during the year.
     o    No lease termination fees.
     o    Floating rate bank debt at an average rate of 4.0%.
     o    New fixed rate debt of $50 million on July 1, 2005 at 6%.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its fourth quarter and review the Company's current operations on Wednesday, February 16, 2005, at 1:00 P.M. Eastern Standard Time (EST). A live broadcast of the conference call is available by dialing 1-800-362-0571 (conference ID EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 4:00 PM EST on Wednesday, February 16, 2005. The telephone replay will be available until 5:00 PM EST on Wednesday, February 23, 2005, and can be accessed by dialing 1-800-839-6136. The replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until 5:00 PM EST on Wednesday, February 23, 2005.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by request by calling the Company at 601-354-3555, or by accessing the report in the reports section of the Company's website at www.eastgroup.net.

                                     -MORE-
      P.O. Box 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with a special emphasis in the states of Florida, Texas, California and Arizona. The Company's goal is to maximize shareholder value by being a leading provider of functional, flexible, and quality business distribution space for location sensitive tenants primarily in the 5,000 to 50,000 square foot range. The Company's strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. EastGroup's portfolio currently includes 21.1 million square feet with an additional 439,000 square feet of properties under development. EastGroup Properties, Inc. press releases are also available on the Company's website.

FORWARD-LOOKING STATEMENTS

In addition to historical information, certain statements in this release are forward-looking, such as those pertaining to the Company's hopes, expectations, intentions, plans, beliefs, strategies regarding the future, the anticipated performance of development and acquisition properties, capital resources, profitability and portfolio performance. Forward-looking statements involve numerous risks and uncertainties. The following factors, among others discussed herein, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to disasters and the costs of insurance to protect from such disasters, financial market fluctuations, changes in real estate and zoning laws, increases in real property tax rates and risks relating to the Company's development program, including weather, delays in construction schedules, contractor's failure to perform, increases in the price of construction materials or the unavailability of such materials, difficulty in obtaining necessary governmental approvals and other matters outside the Company's control. The success of the Company also depends upon the trends of the economy, including interest rates and the effects to the economy from possible terrorism and related world events, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed elsewhere in this release. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as the date hereof. The Company assumes no obligation to update forward-looking statements. See also the Company's reports to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                                     -MORE-
      P.O. Box 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

                           EASTGROUP PROPERTIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                    Three Months Ended          Twelve Months Ended
                                                                                       December 31,                 December 31,
                                                                                ----------------------------------------------------
                                                                                    2004          2003          2004           2003
                                                                                ----------------------------------------------------
REVENUES
Income from real estate operations                                               $ 29,590        27,239       114,051       106,925
Gain on involuntary conversion                                                          -             -           154             -
Gain on securities                                                                      -            32             -           421
Equity in earnings of unconsolidated investment                                        69             -            69             -
Other                                                                                 179            72           410           249
                                                                                ----------------------------------------------------
                                                                                   29,838        27,343       114,684       107,595
                                                                                ----------------------------------------------------
EXPENSES
Operating expenses from real estate operations                                      8,323         7,908        32,142        31,429
Interest                                                                            5,424         4,878        20,481        19,015
Depreciation and amortization                                                       8,602         8,561        33,288        31,774
General and administrative                                                          1,781         1,220         6,711         4,966
Minority interest in joint venture                                                    124            96           490           416
                                                                                ----------------------------------------------------
                                                                                   24,254        22,663        93,112        87,600
                                                                                ----------------------------------------------------

INCOME FROM CONTINUING OPERATIONS                                                   5,584         4,680        21,572        19,995

DISCONTINUED OPERATIONS
  Income from real estate operations                                                   40            79           304           338
  Gain on sale of real estate investments                                               1             -         1,451           112
                                                                                ----------------------------------------------------
INCOME FROM DISCONTINUED OPERATIONS                                                    41            79         1,755           450
                                                                                ----------------------------------------------------

NET INCOME                                                                          5,625         4,759        23,327        20,445

Preferred dividends-Series A                                                            -             -             -         2,016
Preferred dividends-Series B                                                            -             -             -         2,598
Preferred dividends-Series D                                                          656           656         2,624         1,305
Costs on redemption of Series A preferred                                               -             -             -         1,778
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                      $  4,969         4,103        20,703        12,748
                                                                                ====================================================

BASIC PER COMMON SHARE DATA
  Income from continuing operations                                              $   0.24          0.21          0.91          0.69
  Income from discontinued operations                                                0.00          0.00          0.09          0.03
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                    $   0.24          0.21          1.00          0.72
                                                                                ====================================================

  Weighted average shares outstanding                                              20,845        19,986        20,771        17,819
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations                                              $   0.23          0.20          0.90          0.68
  Income from discontinued operations                                                0.00          0.00          0.08          0.02
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                    $   0.23          0.20          0.98          0.70
                                                                                ====================================================

  Weighted average shares outstanding                                              21,157        20,608        21,088        18,194
                                                                                ====================================================

                           EASTGROUP PROPERTIES, INC.
            RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                    Three Months Ended          Twelve Months Ended
                                                                                        December 31,                December 31,
                                                                                ----------------------------------------------------
                                                                                    2004          2003          2004           2003
                                                                                ----------------------------------------------------
RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME:


Income from real estate operations                                               $    29,590     27,239       114,051       106,925
Operating expenses from real estate operations                                        (8,323)    (7,908)      (32,142)      (31,429)
                                                                                ----------------------------------------------------

PROPERTY NET OPERATING INCOME (PNOI) (A)                                              21,267     19,331        81,909        75,496

Gain on involuntary conversion                                                             -          -           154             -
Gain on securities                                                                         -         32             -           421
Equity in earnings of unconsolidated investment (before depreciation)                     84          -            84             -
Other income                                                                             179         72           410           249
General and administrative expense                                                    (1,781)    (1,220)       (6,711)       (4,966)
                                                                                ----------------------------------------------------

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
    AMORTIZATION (EBITDA)                                                             19,749     18,215        75,846        71,200


Income from discontinued operations (before depreciation and amortization)                58        159           467           614
Interest expense (B)                                                                  (5,424)    (4,878)      (20,481)      (19,015)
Minority interest in earnings (before depreciation and amortization)                    (160)      (131)         (633)         (561)
Gain on sale of nondepreciable real estate                                                 1          -             1             6
Dividends on Series A preferred shares                                                     -          -             -        (2,016)
Dividends on Series D preferred shares                                                  (656)      (656)       (2,624)       (1,305)
Costs on redemption of Series A preferred                                                  -          -             -        (1,778)
                                                                                ----------------------------------------------------

FUNDS FROM OPERATIONS (FFO) AVAILABLE TO COMMON STOCKHOLDERS (A)                      13,568     12,709        52,576        47,145

Depreciation and amortization from continuing operations                              (8,602)    (8,561)      (33,288)      (31,774)
Depreciation and amortization from discontinued operations                               (18)       (80)         (163)         (276)
Depreciation from unconsolidated investment                                              (15)         -           (15)            -
Share of joint venture depreciation and amortization                                      36         35           143           145
Gain on sale of depreciable real estate investments                                        -          -         1,450           106
Dividends on Series B convertible preferred shares                                         -          -             -        (2,598)
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                            4,969      4,103        20,703        12,748

Dividends on preferred shares                                                            656        656         2,624         5,919
Costs on redemption of Series A preferred                                                  -          -             -         1,778
                                                                                ----------------------------------------------------

NET INCOME                                                                       $     5,625      4,759        23,327        20,445
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA: (C)
Income from continuing operations                                                $      0.23       0.20          0.90          0.68
Income from discontinued operations                                                     0.00       0.00          0.08          0.02
                                                                                ----------------------------------------------------
Net income available to common stockholders                                      $      0.23       0.20          0.98          0.70
                                                                                ====================================================

Weighted average shares outstanding                                                   21,157     20,608        21,088        18,194
                                                                                ====================================================

Funds from operations available to common stockholders                           $      0.64       0.62          2.49          2.36
                                                                                ====================================================

Weighted average shares outstanding for FFO purposes                                  21,157     20,608        21,088        20,008
                                                                                ====================================================

(A) The Company's chief decision makers use two primary measures of operating results in making decisions, such as allocating resources: property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and funds from operations (FFO). EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts' definition, as net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America (GAAP)), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
     PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company's investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry's calculations of PNOI and FFO provide supplemental indicators of the properties' performance since real estate values have historically risen or fallen with market conditions. PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs. Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company's financial performance.

(B) Net of capitalized interest of $440,000 and $557,000 for the three months ended December 31, 2004 and 2003, respectively; and $1,715,000 and $2,077,000 for the twelve months ended December 31, 2004 and 2003, respectively.

(C) Assumes dilutive effect of common stock equivalents.